Exhibit 99.1

KAY KRILL TO TRANSITION FROM PRESIDENT AND CEO OF ANN INC. TO THE BOARD OF DIRECTORS OF ASCENA RETAIL GROUP; GARY MUTO TO SUCCEED MS. KRILL AS PRESIDENT AND CEO OF ANN INC.

Mahwah, NJ, October 7, 2015 — ascena retail group, inc. (NASDAQ:ASNA) (“ascena” or “the Company”) today announced that Kay Krill is transitioning from President and CEO of ANN INC. and has been appointed to ascena’s Board of Directors. Gary Muto, who currently serves as President of ANN brands, will succeed Ms. Krill as President and Chief Executive Officer of ANN INC., a subsidiary of ascena. Ms. Krill will work closely with Mr. Muto to ensure a seamless transition of this leadership role in overseeing all aspects of ANN INC. and the Ann Taylor, LOFT and Lou & Grey brands.

Elliot Jaffe, Non-Executive Chairman of the Company’s Board of Directors, commented, “We are very excited to add Kay’s deep strategic and operational expertise to our board. We believe her perspective and experience will prove extremely valuable as we pursue growth opportunities at each of our brands. Kay has built strong brands and a world-class set of capabilities at ANN INC., while creating significant stockholder value. We are fortunate to be able to expand her leadership role and her guidance to our larger organization.”

David Jaffe, President and CEO of ascena, commented, “I am so pleased that Kay, on her tenth anniversary as CEO of ANN INC., will step up to the ascena Board of Directors. Kay leaves ANN INC. in good shape with a strong foundation in place operationally, financially and culturally. Therefore, this is a natural time to make this transition. I am very pleased to promote Gary Muto to the position of President and CEO of ANN INC. and look forward to his leadership of ANN INC. and the Ann Taylor, LOFT and Lou & Grey brands.”

Ms. Krill added, “I am very excited to be appointed to the Board of Directors of ascena, where I can bring my brand building and merchandise expertise to the Company’s family of brands, and participate in providing strategic counsel to ascena as a member of the board. The past 21 years at ANN has been the highlight of my retail career, especially growing the LOFT brand from its inception. It has been my honor and privilege to lead our iconic brands, talented associates and create a purpose driven culture that makes a difference in our associates’ and clients’ lives. And, as my successor and a valued member of my leadership team for the past seven years, Gary has worked closely with me on all aspects of growing the Ann Taylor and LOFT brands, as well as the launch of Lou & Grey. I am thrilled for him and his much deserved promotion, and wish him much success in his new role.”

Mr. Muto said, “I am very excited about the significant opportunities for Ann Taylor, LOFT and Lou & Grey, and look forward to continuing to position ANN INC. for further successful, profitable growth. Our talented teams are focused on continuing to deliver the same great fashion, exceptional service and a seamless omni-channel experience across our multiple touch points. ANN INC. has a strong culture and business, and we look forward to building on Kay’s legacy as a brand builder, visionary and business leader.”

About Kay Krill

Kay Krill has served as President and CEO of ANN INC. since 2005. Kay joined Ann Taylor in 1994 and quickly advanced within the company. She was responsible for the creation of the LOFT brand and was named President in 2001. Under her tenure it became a $1.5 billion business and one of the fastest growing concepts in women’s apparel. In 2004, she was promoted to the role of President of the company as well as named a Director.

During her tenure, Kay fostered a purpose driven culture. She launched ANN INC.’s corporate social responsibility program, Responsibly ANN, and the company’s charitable platform, ANN Cares, to support programs that contribute to women’s and children’s health and well-being. Since 2005, ANN INC. has raised more than $50 million to support such causes including the Breast Cancer Research Foundation® and St. Jude Children’s Research Hospital®. As a female CEO, Kay has a passionate commitment to invest in women and causes that are important to them. She is the driving force behind the ANNpower Vital Voices Initiative, a program designed to train and mentor the next generation of female leaders in the United States. She has been cited by Fortune Magazine as one of America’s most powerful women business leaders and Crain’s 50 Most Powerful Women in New York (from 2007-2015).

In addition to her appointment as a Director of ascena, Ms. Krill is also on the Breast Cancer Research Foundation Board of Directors, as well as the Board of Directors of the National Retail Federation and St Luke’s School in New Canaan, CT.

About Gary Muto

Gary Muto has served as President of the ANN brands since 2014. He was responsible for design, merchandising, marketing and stores for Ann Taylor, LOFT and Lou & Grey. He joined ANN INC. in 2008 as President of the LOFT brand. He added oversight for the Ann Taylor brand in 2014 and launched Lou & Grey in 2013. He also assumed responsibility of the ecommerce channel in 2014 as ANN INC. migrated to its multi-channel platform. Prior to joining ANN INC., Gary served as President of several of the Gap Inc. brands: GAP Adult, Forth & Towne and Banana Republic.

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena operates through its subsidiaries approximately 4,900 stores throughout the United States, Canada and Puerto Rico. For more information about ascena, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

Contacts:

Investor Relations

(551) 777-6895

asc-ascenainvestorrelations@ascenaretail.com

ICR, Inc.

James Palczynski

Partner

(203) 682-8229

jp@icrinc.com

Catherine Fisher, Vice President Corporate Communications

ANN INC.

(212) 457-2199